UBS Tamarack International Fund, L.L.C.
ITEM 77(o) 10f-3 Transactions

Security - Red Electrica de Espana
Date of Purchase - 6/18/03
Price - 11.00 (EURO)
Shares Purchased -- 79320
Purchased From - Salomon Brothers
Aggregate amount of offering - 37,876,000